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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                    NEWS ANNOUNCEMENT

Contacts: Al Castleman
          Printrak International Inc.
          714/238-2000


                      PRINTRAK TO INTEGRATE IMAGING SUBSIDIARY

ANAHEIM, Calif.--January 7, 1998--Printrak International Inc. (Nasdaq:AFIS) Wednesday announced a plan to integrate SunRise Imaging Inc., a company which Printrak acquired last September, into its principal operations headquartered in Anaheim.

SunRise is a leading developer and manufacturer of high performance systems, which digitize microfilm and microfiche.

Printrak management has determined that there are significant opportunities for synergy and cost savings by integrating SunRise and Printrak, particularly in the areas of marketing and sales, product development, and customer support and services. In pursuing these opportunities, SunRise and Printrak strive to become more efficient and thereby ensure the growth of SunRise in the marketplace.

"The synergistic value of the integration will ensure the continuing excellence in SunRise products and services to our customers, making the company more effective and efficient," said Steve Butterfield, SunRise president.

Implementation of the integration plan will span the current quarter, with completion expected by the fiscal year ending March 31, 1998. SunRise's base of operation will be relocated from Fremont, Calif., to Printrak headquarters in Anaheim. Certain Fremont-based employees will relocate to Anaheim and others will provide support through the transitional period. Those employees providing such services will receive termination severance.

Printrak is confident of the success of this integration, and of the efficiency and margin benefits that should result in the future. Printrak will accrue a restructuring reserve covering employee severance, relocation costs, balance sheet adjustments and building lease obligations at the end of Printrak's third quarter ended Dec. 31, 1997.

Printrak International is a leading worldwide supplier of integrated identification and information systems used primarily in criminal justice and public safety applications, and with increasing frequency in civil applications such as welfare and immigration control.

The company provides networked fingerprint, photo imaging, computer-aided dispatch and automated records management systems. The company's systems serve approximately 700 national, state, county and municipal agencies in 36 countries.


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This news release contains forward-looking statements that involve risk and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Printrak. Although Printrak believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In the light of the uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Printrak or any other person that Printrak's objectives or plans will be achieved.